Exhibit 10.14

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Design, Manufacturing and Supply Agreement

This Design, Manufacturing and Supply Agreement (this “Agreement”) is made as of August 18, 2011 (the “Effective Date”), by and between Woodman Labs, Inc. (d/b/a GoPro), a California corporation with offices at 2450 Cabrillo Highway South, Suite 250, Half Moon Bay, California 94109 USA (“Customer”), and Chicony Electronics Co. Ltd., a Taiwan corporation with offices at No.25, Wu-Gong 6th Rd., Wu Ku Industrial Park, New Taipei City, R.O.C. (“Manufacturer”). Customer and Manufacturer are each referred to as a “Party” and are collectively referred to as the “Parties.”

RECITALS

A.	Manufacturer is in the business of designing, manufacturing, testing, packaging, and selling various consumer electronics products on a contract manufacturing and/or original design manufacturer (“ODM”) basis.

B.	Customer and Manufacturer desire to have Manufacturer design, manufacture, test, package, and sell to Customer certain customized products, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1 “Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party.

1.2 “Conflicting Companies” means companies (and their respective affiliates) whose use of Manufacturer’s design or manufacturing services may create a conflict with the services provided to Customer, as listed in Exhibit E, which list may be modified by Customer from time to time upon thirty (30) days notice and agreed by Manufacturer (which agreement shall not be unreasonably withheld).

1.3 “Deliverables” means the documentation and materials related to design and manufacture of the Products, including prototypes, schematics, mechanical drawings, PCB gerber files, bills of materials, component specifications, Key Supplier contact information, certificates, quality reports, software source code files, tooling drawings, assembly jig drawings, design evaluation reports, as identified in a Statement of Work.

1.4 “Key Suppliers” means third party suppliers of components to be used in the Products that are (i) specially-designed for such Products and/or (ii) generally commercially available only from such supplier.

1.5 “Products” means the digital video and/or still camera products and associated accessories that are developed or customized by Manufacturer for Customer pursuant to any Statement of Work (including any batteries, chargers, or other accessories associated with such products), or any other products that the Parties mutually agree in writing will be offered by Manufacturer to Customer for purchase under this Agreement.

1.6 “Purchase Orders” means purchase orders issued by Customer to Manufacturer in accordance with the terms set forth in Section 3.

1.7 “Specifications” means written specifications, as referenced in or created pursuant to an applicable Statement of Work (and as may be modified from time to time in accordance with this Agreement), that describe the design, components, functionality and/or performance requirements for a Product. The Customer owns these specifications except as otherwise expressly provided in Statement of Work.

1.8 “Statement of Work” means a written statement of work, mutually agreed upon and executed by the Parties, that: (i) specifically references this Agreement; (ii) identifies the particular design, development, and/or related services to be provided by Manufacturer for Customer in relation to a given Product; and (iii) sets forth the other pertinent details of the project such as start and stop dates, development milestones, fees, and key deliverables.

2. AGREEMENT TO SUPPLY. Manufacturer will supply Customer with design services and finished Products as set forth more specifically below.

2.1 Design Services. Manufacturer will provide design, development, and related services (such as prototype manufacturing, testing, and regulatory certification) for the Products, all as set forth in and in accordance with the initial Statement of Work attached hereto as Exhibit A or (where applicable) the Statement(s) of Work for any future project(s) that may added to this Agreement by mutual agreement of the Parties. Customer will pay for the NRE and tooling fees set forth in the Statement of Work. Manufacturer will provide all Products and related Deliverables to Customer according to the schedule set forth in the applicable Statement of Work. Manufacturer will obtain all permissions necessary from its suppliers to ensure access by Customer to the Deliverables.

2.2 Ownership. Unless otherwise specified in the applicable Statement of Work, Customer will own all Customer-funded tooling and equipment (the “Customer-Owned Tooling”), and all Product designs and other deliverables that are specifically developed for Customer under a Statement of Work, provided that Manufacturer will retain ownership of (i) any software owned by Manufacturer prior to engagement with Customer that Customer agrees to have included in a Product and (ii) any technology developed by Manufacturer relating to manufacturing processes related to the Products that Manufacturer uses to produce the Products under this Agreement (collectively, the “Manufacturer-Owned Technology”). For avoidance of doubt, in no event will Manufacturer own any designs, deliverables, software or other materials to the extent they were furnished by Customer (collectively, the “Product Designs”).

2.3 Tooling Use and Care. Without Customer’s prior written consent, Manufacturer shall not at any time use any Customer-Owned Tooling for the production of goods or products or the performance of services for or on behalf of any third party or for any purposes other than the performance of services or manufacture of Products for Customer pursuant to this Agreement. Manufacturer will be responsible for any loss of or damage to Customer-Owned Tooling, other than normal wear and tear, while on Manufacturer’s premises or in its control, will develop a maintenance plan and use commercially reasonable efforts to maintain any Customer-Owned Tooling in good condition and repair, and will provide all necessary calibration services for such Customer-Owned Tooling except to the extent such loss or damage is not attributable to Manufacturer. Upon Customer’s request (during or after the term of this Agreement), Manufacturer will cooperate with Customer in all ways reasonably necessary to facilitate the Customer-directed destruction, delivery, or other disposition of any Customer-Owned Tooling that is no longer used to produce Products under this Agreement; if the foregoing mentioned Customer-directed destruction, delivery, or other disposition results in occurrence of any costs, Customer shall reimburse Manufacturer for such costs. Manufacturer will provide Customer a monthly written report for the tooling used to produce Products or Product components, including the number of shots done and remaining number of shots possible for each tool. Manufacturer also will provide a capacity plan to ensure a safety capacity of 25% based on current orders. Manufacturer shall not be prohibited from using its own tooling for any third party if designed without using or copying any Customer-Owned Tooling.

2.4 Acceptance of Deliverables. The design and development services will be divided in several phases as provided in a Statement of Work. Each phase must be approved by Customer, such approval shall not be unreasonably withheld. Customer may inspect any Deliverables furnished in connection with Manufacturer’s design services prior to accepting or rejecting the same. Deliverables (and the services associated with those Deliverables) will not be considered complete until accepted by Customer in writing.

2.5 Changes. The Statements of Work, Specifications, and Product designs are subject to modification only upon written agreement between the Parties. Without limiting the foregoing, Manufacturer must receive Customer’s written approval before making any change that affects the fit, finish, appearance, function, quality, safety or manufacturing location of the Product or of any component, part or accessory. Customer may at any time propose changes to a Statement of Work, Specifications or Products by means of a written Engineering Change Notice (“ECN”). Manufacturer will use commercially reasonable efforts to provide a detailed response within three (3) working days of receipt of the ECN describing the likely impact of implementing the ECN, including but not limited to scheduling and prices of any accepted Purchase Order. Until an ECN and any associated impact on any relevant Purchase Order have been agreed to in writing, the Parties will continue to perform their obligations under the relevant Purchase Order without taking account of that ECN. All costs of implementing ECNs after final product approval, due to failure of Manufacturer to meet Specification will be the sole responsibility of Manufacturer.

2.6 Supply of Products. Following achievement of production capability pursuant to the applicable Statement of Work, Manufacturer will supply such Product to Customer in fulfillment of Purchase Orders placed by Customer and in accordance with the terms and conditions of this Agreement.

2.7 Quality Assurance Requirements. Manufacturer will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and shipping in accordance with Customer Quality Assurance Requirements.

2.8 Testing. The Manufacturer will perform its standard test procedures, as well as any test procedures set forth by Customer relating to Products and Services. Manufacturer will perform tests using the test equipment, procedures and software as agreed between Customer and Manufacturer

2.9 Inspection. With Manufacturer’s prior information 2 days before the visit, Customer shall have the right during normal business hours and at its expense, to audit, inspect, and review, Manufacturer’s facilities, quality control procedures and the services to be provided by Manufacturer under this Agreement and any completed Products, work in progress Products, Product components, other deliverables, manufacturing logs and records, and/or Manufacturer’s testing of Products, provided that such inspection shall not unreasonably disrupt Manufacturer’s normal business operations.

2.10 Stop Actions. In the event of a quality alert issued by Customer’s quality organization, Customer may issue a “stop build” or “stop ship” to Manufacturer. In such events, Manufacturer will make commercially reasonable efforts to ensure that such stop actions take place with immediate effect. Any situation which may cause “stop build” or “stop ship” will require both Parties to immediately identify root cause of the issues and to dedicate resources to resolve the problem. Resolution specific to scrap, rework and unplanned cost will be resolved upon return to regular production.

2.11 Program Management. Manufacturer will, in connection with the design and development services, assign a program manager dedicated to supporting the services, who will provide weekly written reports to Customer about the progress of the services. Manufacturer also will assign a dedicated engineering team to support the program whose names and titles will be provided to Customer, and who will cooperate to enable Customer’s engineering personnel to participate in the development and/or production of Products as and when desired by Customer. The Parties will endeavour to have a weekly conference call to discuss and resolve any issues that may have arisen including those relating to quality, performance, engineering changes, obsolescence, surpluses, forecast changes, pricing or such other issues as may arise from time to time. In addition, the Parties will endeavor to have a quarterly business review to discuss and resolve any long term issues that may have arisen including those relating to quality, delivery, logistics, cost and such other issues as may arise and to identify opportunities for improvement.

3. ORDERING TERMS.

3.1 Submission of Purchase Orders. Customer may order Products by submitting Purchase Orders to Manufacturer in writing or through electronic transmission. Each Purchase Order will include ordering information such as Product name or other Product identifier, quantity, unit price, requested delivery dates and delivery locations, shipping and packaging instructions, and any agreed upon special terms and conditions applicable to the Products (collectively, “Ordering Information”).

3.2 Acceptance of Purchase Orders. Within three (3) working days following Manufacturer’s receipt of each Purchase Order (including updates), Manufacturer will acknowledge receipt thereof and accept the delivery dates set forth in the Purchase Order or specify the basis for rejection and propose commercially reasonable alternate delivery dates that are reasonably acceptable to Customer. Within five (5) working days following Customer’s receipt of such alternate delivery dates, Customer will either: (a) notify Manufacturer that it rejects such dates (in which case the Purchase Order will be deemed cancelled and of no effect); or (b) accept such dates by issuing a confirming Purchase Order, which will be deemed accepted by Manufacturer upon receipt. If Manufacturer fails to acknowledge a Purchase Order or provide alternate delivery dates within the applicable period, the Purchase Order will be deemed accepted in accordance with its terms.

3.3 No Conflicting Terms. Except for Ordering Information and any Specifications referred to or incorporated into a Purchase Order, or except as expressly agreed by both parties in writing, any terms and conditions contained in a Purchase Order or in Manufacturer’s quotation or order acknowledgment forms that are inconsistent with the terms and conditions of this Agreement are hereby rejected by Manufacturer and will be deemed null and of no effect.

3.4 Order Changes. Except as otherwise set forth in this Agreement, Customer’s cancellation, modification or rescheduling of any accepted Purchase Order will be governed by the terms of Exhibit B hereto. However, if any fees will be charged to Manufacturer by suppliers resulting from or arising from the foregoing cancellation, modification or rescheduling of any accepted Purchase Order, Manufacture will notify Customer in advance of any such fee and Customer shall be responsible for it. Manufacturer will make commercially reasonable efforts to increase or decrease commitments for deliveries as called for in Purchase Orders. These efforts will include efforts to align capacity plans and component procurement agreements in accordance with Customer’s Forecasts and capacity commitments described in Section 4.

4. FORECASTS AND CAPACITY.

4.1 Rolling Forecast. Customer shall make commercially reasonable efforts to provide Manufacturer with a monthly forecast of quantity requirements of each Product (each, a “Forecast”). Forecasts shall be updated by Customer on a monthly basis for requirements out three (3) to six (6) months. In the event that a six (6) month schedule is not available, Customer will provide a Forecast to the limit of its planning horizon. Customer and Manufacturer acknowledge and agree that: (a) each such Forecast is a good faith estimate of its anticipated orders for Products based on information then available to Customer and that Customer is providing such Forecasts only as an accommodation to Manufacturer; and (b) Forecasts do not constitute a binding order or commitment of any kind by Customer to purchase Products.

4.2 Capacity. Manufacturer will, at all times, maintain sufficient manufacturing capacity and inventory to be able to meet the quantities stated in Exhibit B and to support a [*] percent ([*]%) increase in units over amount forecast for the [*].

4.3 Strategic Materials. Subject to the parties’ agreement or if required by a supplier, some strategic materials utilized in the production of Products may be supplied by Customer to Manufacturer as the Manufacturer’s only qualified source (“Strategic Materials”). Manufacturer’s is responsible for placing purchase orders upon Customer for Strategic Materials within seven (7) days of receipt of Customer’s Purchase Order for applicable Products, and at Customer’s stated cost. Customer will use reasonable commercial efforts to deliver ordered materials FCA (Incoterms 2010) at Manufacturer’s designated facility on or before Manufacturer’s requested delivery date unless Customer notifies Manufacturer of an alternative delivery date. Customer and Manufacturer may re-establish the cost of Strategic Materials and the associated Bill of Materials from time to time as market costs change. For orders not placed with Customer by Manufacturer within seven (7) days of receipt by Manufacturer of Customer’s Purchase Order, any expedited shipping costs necessary to meet Manufacturer’s scheduled delivery requirement shall be the sole responsibility of Manufacturer.

5. PRICING AND PAYMENT TERMS.

5.1 Prices and Fees. The prices for the Products will be determined in accordance with Exhibit C. Such prices are stated in United States dollars and are exclusive of all Shipping Costs (defined in Section 6.2), which Manufacturer pre-pays in accordance with the provisions of Section 6.2. Manufacturer will [*] all [*] on Manufacturer’s invoice. NRE fees, tooling reimbursement, and any other amounts payable in relation to services under a Statement of Work will be as set forth in such Statement of Work. Both parties acknowledge that pricing will be developed using “Open Book” methodology employing actual Manufacturer costs. Without any due cause, Manufacturer will not increase component costs in representations of costs associated with the Product. Similarly, other costs, including costs pertaining to production and testing of Products, will be represented as actual costs incurred by Manufacturer and not modified in any way.

5.2 Price Adjustments. The Manufacturer will make efforts to reduce pricing on a continuing basis throughout the term of this Agreement. The Parties shall meet on a quarterly basis or more frequently if necessary to establish pricing for future periods in accordance with Exhibit C.

5.3 Payment Terms. For all Product delivered under this Agreement, Manufacturer will issue an invoice to Customer on the date that Manufacturer ships the Products to Customer and, unless Customer rejects a shipment of the Products (or a portion of a shipment) in accordance with the provisions of Section 6.3, Customer will pay such invoices within [*] ([*]) [*] following Customer’s receipt thereof, with outstanding account receivable not more

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than US$[*]. When outstanding account receivable exceeds US$[*], [*]. Payment terms for any NRE fees, tooling reimbursement, or any other amounts payable in relation to services under a Statement of Work will be as set forth in such Statement of Work; provided that if the Statement of Work does not specify applicable payment terms, such amounts will be due [*] ([*]) days following Customer’s receipt of Manufacturer’s applicable invoice, which invoice will not be issued until completion of the deliverable or other milestone or task associated with such fees. In the event that Customer fails to make due payment, Manufacturer shall be entitled to hold delivery of Products without any liability.

5.4 Taxes. Prices are inclusive of all taxes, and Manufacturer will be responsible for reporting and payment of all taxes, duties and fees relating to Manufacturer’s production and supply of Products and services under this Agreement.

6. PRODUCT DELIVERY.

6.1 Shipping Requirements. Unless otherwise expressly specified in a Purchase Order by Customer, Manufacturer will ensure that the Products are packaged in a manner that is: (a) in accordance with good commercial practice; (b) acceptable to common carriers for shipment; and (c) adequate to ensure safe arrival of the Products at the delivery location designated in the applicable Purchase Order. Manufacturer will mark all containers and packaging with commercially standard lifting, handling and shipping information. Each shipment of Product to Customer shall include a packing slip that contains at a minimum (i) the Purchase Order number, (ii) Customer’s part number, (iii) quantity, (iv) date of shipment and (v) Country of Origin (manufacture) in compliance with agreed requirements. The Product and its container must also be conspicuously marked with the Country of Origin. Manufacturer must provide a signed certificate stating Country of Origin (manufacture) by quantity and part number. Each shipment should include a commercial invoice that contains at a minimum Purchase Order number, Customer part number, description of the product, quantity, unit price paid, and extended value.

6.2 Shipment of Products. Unless agreed otherwise, Manufacturer will ship the [*] designated in the applicable Purchase Order. In addition to Manufacturer’s obligations under Section 6.1, Manufacturer will be responsible for arranging all necessary transportation, packaging, insurance, and customs clearance and export documentation, as applicable, and for pre-payment of all costs and charges related thereto (collectively, “Shipping Costs”). Manufacturer will bear all risk of loss or damage to the Products and will retain title to the Products until the according to trade term. In the event the point of delivery changed from time to time, the increase cost will be re-quoted from time to time.

6.3 Delays in Shipment. The Parties acknowledge that failure to meet the delivery schedule specified in any Statement of Work or Purchase Order may cause substantial financial impact to each other. Manufacturer will promptly notify Customer in writing of any anticipated delay in meeting the delivery dates specified in the applicable Statement of Work or Purchase Order stating the reasons for the delay. If Manufacturer foresees a possible delay in delivery of Products, Manufacturer shall notify Customer of its possible failure to deliver and Manufacturer will provide Customer with a proposed new delivery date at least fourteen (14)

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days prior to the originally confirmed delivery date. Customer may cancel the order or agree on a new delivery date. In any case, Manufacturer shall bear all actual loss and damages (including but not limited to transportation costs, customer charges, order cancellations) that Customer suffers in the event Manufacturer fails in a timely manner to deliver the Product on the original delivery date, unless the delay was due to causes not reasonably foreseeable and outside Manufacturer’s control.

6.4 Inspection and Return. Customer will use reasonable efforts to test and inspect the Products and notify Manufacturer of any: (a) errors in ordered quantities; (b) nonconformities of the Product with the agreed applicable Specifications; (c) defects in material or workmanship; or (d) damage occurring as result of delivery. In the event Customer rejects any Products based on the foregoing, then Manufacturer will, in each instance, provide Customer a Return Material Authorization (“RMA”) for full purchase price number and shipping instructions for such returns. Manufacturer will be responsible for and will pay all Shipping Costs incurred by Customer in connection with shipping such Products to Manufacturer as well as any Shipping Costs for shipping replacement Products to Customer, unless Manufacturer can demonstrate to Customer that the Products returned to Manufacturer do not exhibit any nonconformities or defects.

Upon receipt of delivery of the Products, Customer shall conduct an acceptance inspection within [*] ([*]) days and after the inspection period, the Products shall be deemed accepted, and Customer may not claim the rejection rights of Section 6.4. Any nonconformities or defects discovered after acceptance will be subject to the rights provided in Section 9.

7. INTELLECTUAL PROPERTY RIGHTS.

7.1 Product Designs. Customer (and, if applicable, its third-party licensors) will retain sole and exclusive ownership of the Product Designs, including all associated software and materials and any improvements or modifications thereto. Manufacturer is authorized to use the Product Designs, and any other materials furnished to Manufacturer by or on behalf of Customer, solely for the purpose of performing services and manufacturing Products for Customer in accordance with this Agreement. Manufacturer shall make no other use of the Product Designs.

7.2 Assignment to Customer. Manufacturer hereby irrevocably transfers and assigns to Customer, and agrees to transfer and assign to Customer, all right, title, and interest (including intellectual property rights) that Manufacturer may have or acquire during the term of this Agreement in or to: (i) the Product Designs (and any improvements or modifications thereto); and/or (ii) any Deliverables (other than Manufacturer-Owned Technology) created specifically for or furnished to Customer under any Statement of Work.

7.3 License to Manufacturer-Owned Technology. As to Products provided by Manufacturer, Manufacturer grants to Customer a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license, under any intellectual property rights Manufacturer may have in the Manufacturer-Owned Technology, to: (i) use, distribute sell, offer for sale, import, and

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otherwise exploit any Product to which such Manufacturer-Owned Technology pertains, and (ii) grant sublicenses to resellers and end users in connection with or in support of any of the foregoing activities. Manufacturer will grant additional, royalty-free licenses to Manufacturer-Owned Technology (excluding technology related to manufacturing processes) under minimum volume and/or volume share terms to be negotiated and agreed upon by both parties in applicable Statements of Work, for Customer’s modification and/or second source manufacturing purposes of the product identified in the Statement of Work.

7.4 Third Party Technology. Manufacturer will not incorporate in a Product or Product design any technology owned by a third party without Customer’s prior written consent. If Manufacturer desires to use any such third party technology, Manufacturer will notify Customer as promptly as possible and provide Customer details of the terms, benefits and costs of, and available alternatives to, using such technology. Customer may approve and reject use of any third party technology in its sole discretion.

8. PRODUCT SUPPORT. Manufacturer will provide Customer with support services for the Products in accordance with the terms and conditions specified in Exhibit D hereto at any time during the term of this Agreement. Manufacturer will provide support for any software upgrade for at least six (6) months after the final shipment of the Product to the Customer.

9. WARRANTY.

9.1 General Warranties. Manufacturer represents and warrants that:

(a) Manufacturer has the complete power and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights and licenses granted to Customer under this Agreement;

(b) on the date delivered to Customer, the Products will be new and not contain previously used or refurbished components;

(c) on the date delivered to Customer, Customer will acquire good title to the Products, free and clear of all security interests, liens and other encumbrances;

(d) the Products are and will be safe for normal use, are non-toxic, present no abnormal hazards to persons or their environment, and may be disposed of as normal refuse without special precautions; and

(e) the Products shall meet all regulatory requirements and shall have received all certifications required to be sold and operated in the United States, the European Union and such other countries identified in the applicable Statement of Work, including but not limited to FCC, CE, RoHS, UL, TUV, and CSA. If the product requires wireless technology such as but not limited to (WIFI, Blue Tooth), Manufacturer must make sure that the product will pass the certification of each country where the product is planned to be sold. The Customer will provide the list of all countries where the product is planned to be sold.

9.2 Product Failure Warranty. Manufacturer further warrants that, for a period of [*] ([*]) [*] from the delivery date, the Product will be free from defects in materials or workmanship and will maintain a failure rate of not more than [*] percent ([*]%). The failure rate will be calculated based on the [*] during each [*], excluding [*] or which failure [*]. The failure rate will be calculated by Customer and verified by Manufacturer and reported to Manufacturer [*], based on the [*] Product units that were [*] the total number of units of such Product [*]. After [*] parties, the rate will change over time based on [*] produced in a [*]. The calculation of failure rate shall not include any [*] regarding the defective product.

This warranty excludes damage caused by [*] or [*] or [*] or [*] or any acts of nature or ornamental decorations.

9.3 Remedies. If any Products fail to conform to Manufacturer’s representations and warranties set forth in Sections 9.1 or 9.2, then, in addition to any other remedies available to Customer under this Agreement, Manufacturer will, at its expense, repair or replace such nonconforming Products. Replacement Products supplied by Manufacturer under this Section 9.3 will be warranted for the rest of the warranty period. The return provisions of Section 6.4 will apply to Customer’s return of nonconforming Products to Manufacturer under this Section 9.3.

9.4 Epidemic Failure. In the event that [*] percent ([*]%) or more of any lot, batch or other separately distinguishable manufacturing run of Products which was verified by Manufacturer delivered to Customer is found to be defective with the same root cause defects within [*] ([*]) months following Manufacturer’s delivery of such Products to Customer, Manufacturer will promptly: (a) dedicate sufficient resources to thoroughly investigate the cause of the defect; (b) perform root cause analysis; and (c) implement corrective action. In addition, after Manufacturer’s verification, Manufacturer will render repair and replacement services, as reasonably requested by Customer, during the applicable Product warranty period. In addition to repair or replacement of Products, Manufacturer will credit Customer an amount equal to [*] percent ([*]%) of the price paid by Customer as compensation for removal and reinstallation associated with the repair or replacement of such Products.

9.5 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS SECTION 9 AND SECTION 12, MANUFACTURER DISCLAIMS ALL WARRANTIES ON PRODUCTS FURNISHED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. SECOND SOURCE MANUFACTURER. Customer may in its discretion appoint a second source to manufacture one or more of the Products. Manufacturer will provide Customer reasonable cooperation as necessary to enable manufacturing by the second source of the applicable Product(s), including informing Customer promptly of any future changes in the design or bill of materials for the Product. In addition, to the extent Manufacturer or a Manufacturer affiliate produces any [*], Manufacturer agrees to [*] on a timely basis at [*] the [*] as stated on Manufacturer’s bill of materials provided to Customer for the applicable Product [*].

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11. EXCLUSIVITY.

11.1 Exclusivity Obligation. Unless expressly agreed to by Customer in writing on a case-by-case basis, Manufacturer will not, during the Exclusivity Period set forth in Exhibit E, design or manufacture any Conflicting Product (as defined below) for any other customer, except Existing Customers (as defined below), in any part of the world. This Section does not expand in any way the scope of Manufacturer’s limited license rights with respect to the Product Designs, as granted in Section 7.3 above.

11.2 Definitions. “Conflicting Product” shall mean a [*] and/or [*] (including [*], [*], [*] or [*]) in motion. “Existing Customers” shall mean [*].

11.3 Termination of Exclusivity. The exclusivity obligations in this Section shall terminate in the event any of the following occurs:

1. Breach of Share of Supply. The exclusivity obligations in this Section shall terminate in the event Customer’s total dollar volume with Manufacturer (based on payments and/or issued non-cancellable purchase orders) in any calendar year, for all Products developed by Manufacturer solely or jointly with Customer, [*] percent ([*]%) of Customer’s combined total dollar volume with Manufacturer and Customer’s other manufacturers (if any) for such Products, unless such shortfall is due to Manufacturer’s inability to supply Products according to the volumes and schedules reasonably requested by Customer.

2. Breach of commitment procurement amount: Customer’s purchased and payment amount of Product falls below the amount set in Exhibit E.

12. INDEMNITY.

12.1 Obligation to Indemnify. Manufacturer will, at its expense, defend (or settle) Customer and its officers, directors, agents and Affiliates (collectively, the “Customer Indemnitees”) from any suit, action, claim or proceeding (each a “Claim”) brought by a third party against any Customer Indemnitees alleging that: (a) any Product or the use or sale thereof by a Customer Indemnitee, infringes, misappropriates or violates any patent, copyright, trade secret or other intellectual property or proprietary rights of such third party; or (b) the use of any Product results in personal injury, death or tangible or real property damage or loss of use therefrom, and will indemnify and hold harmless Customer Indemnitees against any and all loss, damage, cost, liability, and expense (including reasonable fees for attorneys and other experts) awarded as a result of such Claim. The foregoing indemnity shall not apply, however, to the extent a Claim is based on (i) materials (including but not limited to Strategic Materials), designs or software provided by Customer to Manufacturer, (ii) any unauthorized modification of the Products, (iii) any use or combination of the Products with products not supplied by Manufacturer if the Claim could not have arisen absent such use or combination or (iv) continued use of the Products after being notified of the alleged infringement or after being offered the opportunity to modify or obtain a different version of product with equivalent features, functionality and performance, which modification or version would have avoided the alleged infringement. Customer shall promptly notify Manufacturer in writing of any such Claim; (b) provide Manufacturer, at Manufacturer’s expense, any assistance reasonably requested by Manufacturer and necessary for the defense or settlement of such Claim; and (c) allow Manufacturer to direct and control the defense or settlement of such Claim, provided,

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however, that Customer reserves the right to retain counsel to participate in any Claim for which indemnification is sought, at Customer’s expense. Manufacturer will not be responsible for costs relating to Customer’s settlement of a Claim which was settled without Manufacturer’s participation or consent.

12.2 Injunction. If an injunction is issued that limits or prohibits a Customer Indemnitee’s right to use or sell a Product due to Manufacturer’s fault, then Manufacturer will, at its expense, either: (a) procure for the Customer Indemnitee the right to continue to use and sell Product; or (b) replace or modify such Product so that it becomes non-infringing, provided that such modification or replacement does not alter or affect the functionality, use or operation of such Product or the conformity of the Product with the applicable Specifications.

13. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR LIABILITY ARISING UNDER SECTION 12 (INDEMNITY) OR A BREACH BY EITHER PARTY OF SECTION 14 (CONFIDENTIALITY), NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

14. CONFIDENTIALITY.

14.1 Definition. “Confidential Information” means: (a) all information related to the Products, including, without limitation, documentation, drawings, designs and specifications; (b) any non-public information of a Party, including, without limitation, any information relating to a Party’s technology, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans; (c) any other information of a Party that is disclosed in writing and is conspicuously designated as “Confidential” at the time of disclosure or that is disclosed orally, is identified as “Confidential” at the time of disclosure, and is summarized in a writing sent by the disclosing Party to the receiving Party within thirty (30) days of any such disclosure; and (d) the specific terms and pricing set forth in this Agreement.

14.2 Exclusions. The obligations in Section 14.3 will not apply to the extent that any Confidential Information: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving Party; (b) was rightfully in the receiving Party’s possession at the time of disclosure, without an obligation of confidentiality; (c) is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; or (d) is rightfully obtained by the receiving Party from a third party without restriction on use or disclosure.

14.3 Obligations. Each Party will not use the other Party’s Confidential Information, except as necessary for the performance of this Agreement, and will not disclose such Confidential Information to any third party, except to those of its employees and subcontractors that need to know such Confidential Information for the performance of this Agreement, provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each Party will use all reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance. The foregoing obligations will not restrict either Party from disclosing Confidential Information: (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party to enable it to contest such order or requirement; (b) on a confidential basis to its legal or professional financial advisors; (c) as required under applicable securities regulations; or (d) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such Party.

14.4 Secrecy policy. Without limiting the other provisions of Section 14, Manufacturer agrees to keep confidential and not disclose to any other person its relationship with Customer or the existence or terms of this Agreement. Manufacturer will establish a secure, dedicated engineering room, accessible only by Customer’s representative and Manufacturer’s authorized employees performing services for Customer, as the only location for documentation, prototypes and other materials related to the services to be provided the Customer in order to protect such information from unauthorized access or disclosure. In addition, Manufacturer will prevent any persons other than Customer’s representatives and Manufacture’s authorized employees from access to the Products, including those parts of Manufacturer’s facilities conducting assembly, testing or shipment of Products.

15. TERM AND TERMINATION.

15.1 Term. The Agreement will begin on the Effective Date and, unless terminated earlier under the terms of this section, will continue for a period of three (3) years. At the end of such period, the Agreement will continue for additional one year periods unless either party notifies the other of its intent not to renew at least ninety (90) days before the end of the period.

15.2 Termination for Cause. Without prejudice to any other right or remedy that may be available to it, each Party may terminate this Agreement immediately upon providing written notice of breach to the other Party, if such other Party: (a) materially breaches any of its obligations hereunder in a manner that is incapable of remedy; or (b) materially breaches any of its obligations hereunder in a manner that is capable of remedy, but fails to cure such breach within a period of thirty (30) days following receipt of such written notice; or (c) beginning December 01, 2011, if Customer does not submit any purchase order during any three (3) month period.

15.3 Termination for Convenience. Customer may terminate this Agreement or an individual Statement of Work, for any reason or for no reason, upon One Hundred Eighty (180) days prior written notice to Manufacturer.

15.4 Termination for Financial Reasons. Either Party may terminate this Agreement in the event the other Party: (a) seeks the liquidation, reorganization, dissolution or winding up of itself or the composition or readjustment of all or substantially all of its debts;

(b) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets; (c) makes a general assignment for the benefit of its creditors; (d) commences or has commenced against it a case under the U.S. or International bankruptcy code; or (e) files a petition for relief or otherwise seeks relief from or readjustment of its debts under any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (including, without limitation, consenting to the entry of an order for relief in an involuntary bankruptcy case against it).

15.5 Effect of Termination.

(a) Unless otherwise specified by Customer in writing, upon termination or expiration of this Agreement for any reason (other than Customer’s breach), Manufacturer will continue to process and deliver to Customer (or to such other location as indicated on any applicable Purchase Order) any Products ordered pursuant to Purchase Orders transmitted by Customer prior to the effective date of any such termination or expiration.

(b) Promptly following termination or expiration of this Agreement for any reason (but in no event more than thirty (30) days): (i) provided Customer is not in default of any payment obligation with respect to any agreed fee and NRE fee, Manufacturer will deliver to Customer all bills of materials, schematics, software and other materials and documentation not previously provided to Customer that are necessary to manufacture the Products; (ii) provided Customer is not in default of any payment obligation with respect to any tooling fees and payments, Manufacturer will allow Customer to take possession of and remove all Customer-Owned Tooling; (iii) each Party will return or destroy all Confidential Information of the other Party except and for only so long as necessary to fulfill its remaining obligations hereunder.

(c) Upon termination or expiration of this Agreement, Customer will pay Manufacturer in accordance with the terms of Section 5.3 for any accepted Products ordered prior to such termination or expiration, provided that Customer shall have the right to terminate any pending order in the event of termination due to Manufacturer’s breach.

15.6 Survival. The provisions of Sections 1 (Definitions), 2.3 (Tooling Use and Care), 5 (Pricing and Payment Terms), 6 (Product Delivery), 7 (Intellectual Property Rights), 9 (Warranty), 12 (Indemnity), 13 (Limitation of Liability), 14 (Confidentiality), 15.5 (Effect of Termination), 15.6 (Survival) and 16 (General), will survive termination or expiration of this Agreement for any reason.

16. GENERAL.

16.1 Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, except that no consent will be required for an assignment in connection with a merger, acquisition, corporate reorganization, or sale of all, or substantially all, of a Party’s assets or Manufacturer factoring its account receivable to any third party. Any attempted assignment in violation of this Section will be null and void and of no force or effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s permitted successors and assigns.

16.2 Governing Law; Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of California, U.S.A., excluding that body of laws known as conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. Any dispute arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Jose, California under the Commercial Arbitration Rules of the American Arbitration Association, before a panel of three arbitrators selected by the parties (or, if not selected within fifteen (15) days of a Request for Arbitration, appointed by the Association pursuant to its rules), who have practiced as a lawyer or judge for at least ten (10) years and who are reasonably familiar with the business pertaining to the industries covered by this Agreement. The arbitration and all pleadings and written evidence shall be in the English language. Judgment on the award may be entered in any court having jurisdiction thereof or having jurisdiction over either of the parties or its assets. Notwithstanding the foregoing, Customer shall at all times have the right to commence proceedings in any other court of its choice of appropriate jurisdiction to obtain an injunction, specific performance or other equitable relief for protection of intellectual property rights, without breach of this arbitration agreement and without any abridgment of the power of the arbitrator.

16.3 Compliance with Laws. Each Party will comply with all laws, regulations and ordinances applicable to such Party in the exercise of its rights and obligations under this Agreement.

16.4 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision will automatically be adjusted to the minimum extent necessary in order to comply with the requirements for validity or enforceability, and as so adjusted, will be deemed a provision of this Agreement as though originally included herein. In the event that the provision held invalid or unenforceable is of such a nature that it cannot be so adjusted, such provision will be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement will remain in full force and effect.

16.5 Non-Waiver. The failure by either Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. The waiver of any provision of this Agreement will only be effective if in writing and signed by the Party waiving such provision.

16.6 Notices. All notices required or permitted under this Agreement will be in writing and will be delivered in person, by nationally recognized courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) and, in all cases, will be deemed to have been given upon receipt. All such notices will be delivered to the Parties at the addresses set forth on the first page of this Agreement (or at such other address for a Party as will be specified by like notice).

16.7 Force Majeure. Neither Party will be responsible or liable to the other Party for any failure or delay in its performance under this Agreement due to natural disasters, war, terrorism, utilities failures, general strikes or riot (each a “Force Majeure”). In the event of a Force Majeure, the Party who is unable to perform or whose performance is delayed will promptly notify the other Party of the Force Majeure and will use its best efforts to resume performance. Performance will be excused for a period of time equal to the duration of such Force Majeure, but in no event longer than sixty (60) days. However under the condition of force majeure or natural disaster happening at Manufacturer or Manufacturers’ vendors, Customer shall not reject Manufacturer’s request to reschedule.

16.8 Relationship between the Parties. The relationship between the Parties will be that of independent contractors and nothing in this Agreement is intended to nor will establish any relationship of partnership, joint venture, employment, franchise, agency or other form of legal association between the Parties. Neither Party will have, nor represent to any third party that it does have, any power or authority to bind the other Party or incur any obligations on the other Party’s behalf.

16.9 Attorneys’ Fees. In any suit or proceeding involving a dispute between the Parties relating to this Agreement, the prevailing Party will have the right to recover from the other its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit or proceeding, including costs of arbitration and enforcement of any award.

16.10 Remedies. Except as expressly set forth in this Agreement, the exercise by either Party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

16.11 Entire Agreement. This Agreement, including its exhibits and attachments, constitutes the entire and exclusive understanding and agreement between the Parties regarding its subject matter and supersedes any and all previous understandings and agreements, whether written or oral, regarding such subject matter. Any modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of both Parties.

16.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

Chicony Electronics Co. Ltd.		Woodman Labs, Inc.

By:	/s/ M.K. Lin	By:	/s/ Nicholas Woodman
Name: M.K. Lin		Name: Nicholas Woodman
Title: CEO		Title: CEO

By:	/s/ Allen Huang	By:	/s/ Kurt Amundson
Name: Allen Huang		Name: Kurt Amundson
Title: President, Digital Image Business Unit		Title: CFO

[Signature Page to Design, Manufacturing and Supply Agreement]

Exhibit A

Initial Statement of Work

A.	General Description of Services:

Manufacturer will: (i) finalize the Product design and generate a corresponding final Specification to Customer’s satisfaction, which will be based on the preliminary specification attached to this Statement of Work; (ii) procure tooling and perform factory set-up; (iii) manufacture and deliver prototypes; (iv) obtain all regulatory certifications and other customary third-party approvals for manufacture, distribution, and operation of the Products; and (v) perform testing, consultation, and other appropriate services incidental to the foregoing.

B.	Development Schedule:

Milestone	Due Date

D.	NRE Fees and Payment Terms:

1.	Design NRE

Industrial and Mechanical Design	$
Hardware Design	$
Software Design	$
Prototypes Cost	$
Total Design NRE:	$

Design NRE Cost Payment Terms

    % upon confirmation of project with PO.

    % upon delivery of              units of working prototypes.

    % upon final acceptance of commercial version.

Additional units of beta samples are chargeable at US$             per unit.

2.	Tooling NRE

Tooling NRE Cost Payment Terms

Woodman Labs, Inc. Confidential

3.	Regulatory Approvals

- FCC	$
- CE, TUV, RoHS	$
- CSA, UL	$
Total Regulatory Cost:	$

Regulatory Cost Payment Terms

100% upon confirmation to submit for regulatory certifications.

Total NRE Cost (In US Dollars) $

2

Exhibit B

Build Schedule Flexibility

Customer may, on written notice to Manufacturer, increase or decrease ordered Product quantities according to the following limits. Manufacturer will use best efforts to meet any increased quantities substantially in accordance with the original scheduled delivery date.

Days Prior to Scheduled Delivery	Customer Order Flexibility
0-30 days	+/- [*]%
31-60 days	+/- [*]%
61-90 days	+/- [*]%
91+ days	[*]%

Woodman Labs, Inc. Confidential

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

Pricing

Pricing for Products covered by the Statement of Work in Exhibit A will be as follows. Pricing for Products under any future Statement(s) of Work will be as mutually agreed by the Parties in the applicable Statement of Work or in a written amendment to this Exhibit.

Woodman Labs, Inc. Confidential

Exhibit D

Product Support

Manufacturer will provide Customer with the following support services for the Products:

1.	Technical Support.

Manufacturer will assign a team dedicated to supporting Customer during the production phase. Manufacturer will provide name of each support team member assigned, and will notify Customer promptly of any changes.

2.	Defect Report Response.

In case of defect or return, Customer will notify Manufacturer of the defect and, where appropriate, provide defective samples. Defects will be allocated to one of the following levels:

Level A: safety or regulations

Level B: high level issues, all customers will complain

Level C: critical customers will complain

Level D: minor issues

Level E: for information only

Manufacturer must acknowledge receipt of notice within 24 hours. Manufacturer will provide support based on the allocated level as follows:

Level A: Stop production and shipments immediately. Evaluate the issue and provide a temporary solution within 24 hours. Within 48 hours, provide a full action plan to resolve the issue. No production and shipment allowed without Customer’s approval.

Level B: Hold shipment or manufacturing based on the type of issue. Set up immediately in the production line a check-point to sort out units with the issue before restarting shipment and production. Check 100% of the affected Product before shipment. Within 48 hours, provide a full action plan.

Level C: Set up immediately in the production line a check-point to sort out units with this issue before restarting shipment and production. Check 100% of the affected Product before shipment. Within 96 hours, provide a full action plan.

Level D: Within 1 week provide a full action plan to close this issue.

Level E: Evaluate issue and provide a written report to Customer within 2 weeks. No action in the production or shipment is required at this point of time.

Woodman Labs, Inc. Confidential

2

Exhibit E

Exclusivity Period

Exclusivity Period shall be the period beginning on the Effective Date of this Agreement and continuing until [*] ([*]) [*] from the Effective Date unless [*]. Such period (i) shall be extended to [*] of Products by [*] ([*]) [*] from the Effective Date, and (ii) shall be extended to [*] of Products by [*], and (iii) shall be extended further until [*], if Customer has [*] during [*]. However, in the event Manufacturer enters into an agreement to design or supply [*] to an Existing Customer, then the foregoing amounts shall be reduced to USD$[*], USD$[*], and USD$[*].

Woodman Labs, Inc. Confidential

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.